Exhibit 10.5.3

INTEGRATED FINANCIAL SERVICES, INC.
SERVICES AGREEMENT

     This Services Agreement (“Agreement”) is made on September 29, 2004 (“Effective Date”) by and between Integrated Financial Systems, Inc., a Colorado corporation (“IFS”) and Eastern Health Systems, Inc. (“Hospital”).

SECTION 1.     Certain Definitions.

1.1	For purposes of this Agreement, including any attachments and exhibits, the following terms shall have the following meanings:

(a)	“Managed Account” means any Patient Liability that is not paid in full by the Registered Patient at the time the Registered Patient receives services from Hospital.

(b)	“Patient Liability” means all payments owed to Hospital by a Registered Patient, such as deductibles, co-payments, payments for elective procedures and all other payments that are not covered by third-party insurers.

(c)	“Registered Patient” means any patient admitted to Hospital or that is otherwise registered as a patient of Hospital.

(d)	“Services” means all services provided by IFS to Hospital under this Agreement.

SECTION 2.     Obligations of IFS.

2.1	Billing and Payment Services. For all Managed Accounts, IFS shall provide the billing and payment acceptance services as set forth on the Statement of Work attached as Exhibit A.

2.2	Security and Access to Information. IFS shall provide the appropriate levels of security in the IFS System to prevent any unauthorized third parties from accessing any Registered Patient Information. IFS shall at all times allow Hospital’s authorized employees to access to all Registered Patient Information.

2.3	Compliance with Laws; HIPAA. IFS shall at all times comply with all federal, state, and local laws governing all Services. Without limiting the foregoing, IFS shall at all times comply with (i) all provisions of the Health Insurance Portability and Accountability Act, 42 U.S.C. 201 et seq., including all rules and regulations promulgated thereunder; (ii) the Business Association Agreement between Hospital and IFS in order to comply with the Federal Standards for Privacy of Individually Identifiable Health Information, located at 45 C.F.R. parts 160 and 164; and (iii) all other laws, rules and regulations governing the privacy of health-related information. IFS represents and warrants to Hospital that (i) it is a “business associate” of Hospital as defined in OCR Guidance Explaining Significant Aspects of the Privacy Rule – December 3, 2002, Revised April 3, 2002, and (ii) the provisions of the Business Association Agreement between Hospital and IFS are consistent with the U.S. Department of Health and Human Services SAMPLE BUSINESS ASSOCIATE CONTRACT PROVISIONS (Published in FR 67 No.157 pg.53182, 53264 (August 14, 2002)).

2.4	Further Representations and Warranties. IFS represents and warrants to Hospital that (i) all Services will be performed in a professional and workmanlike manner, consistent with industry standards; (ii) all Services will conform to the attached Statement(s) of Work and will be free from deficiencies and defects in materials, workmanship, design and/or performance; (iii) it has the requisite ownership, rights and licenses to perform its obligations under this Agreement fully as contemplated hereby; (iv) there are no pending or threatened lawsuits, claims, disputes or actions: (A) alleging that any Services infringe, violate or misappropriate any third party rights; or (B) adversely affecting any Services or IFS’s ability to perform its obligations hereunder; and (v) the Services do not violate, infringe, or misappropriate any patent, copyright, trademark, trade secret, or other intellectual property or proprietary right of any third party.

SECTION 3.     Obligations of Hospital.

3.1	Billing Information. Hospital shall, at the time accounts are assigned to IFS, transfer electronically to IFS necessary patient information as defined in Exhibit B, to allow IFS to perform the services covered under this agreement.

3.2	Accuracy of Patient Information. Hospital shall be responsible for ensuring that all Patient Information provided to IFS is accurate in all material respects.

3.3	Representations and Warranties. Hospital represents and warrants to IFS that it has the requisite ownership, rights and licenses to perform its obligations under this Agreement fully as contemplated hereby.

SECTION 4.     Delegation of Authority.

4.1	Billing Agent. Hospital appoints IFS as its administrative agent solely for the limited purpose of providing billing, and payment acceptance services for each Managed Account [for a period of 90 days after such Managed Account has all charges completed]. In particular, IFS shall have the authority to direct Registered Patients to make payments of Managed Accounts to and in the name of IFS, which payments shall be placed into an account by IFS for remittance to Hospital subject to Section 4.2 below. [IFS shall [not] have the authority to bind Hospital with respect to any matter, including but not limited to disputes regarding amounts of payment due under the Managed Accounts.]

4.2	Payment of Fees. Prior to remitting to Hospital payments accepted by IFS on account of Managed Accounts pursuant to Section 4.1, IFS is authorized to deduct from such amount, as payment for the Services, the fees specified on Exhibit C (the “Fees”). On a monthly basis, as directed, IFS shall remit to Hospital all amounts received on account of Managed Accounts, less the Fees, together with an accounting of all such amounts and Fees.

SECTION 5.     Term and Termination.

5.1	Either party may terminate this Agreement in the event of a breach by the other party of any term of this Agreement, including the failure to pay any invoice when due, upon 15 days written notice unless such breach is cured within such 15-day period.

5.2	Either party may terminate this Agreement for its convenience upon 90 days written notice.

5.3	Upon termination of this Agreement for any reason, IFS agrees to fully cooperate with Hospital to effect an orderly and timely transition of the Services provided hereunder to another provider, including transmitting to Hospital or such other provider all Registered Patient Information in any format reasonably requested by Hospital. Hospital shall pay IFS’s reasonable costs and expenses incurred in connection with this Section 5.3.

SECTION 6.     Miscellaneous.

6.1	Indemnification. Hospital agrees to defend, indemnify and hold IFS, its agents and employees harmless from and against any and all claims, counterclaims, liabilities, losses, damages, court costs, attorneys’ fees and other expenses arising from the origination of any Managed Account hereunder and the collection activities performed by Hospital, its agents or employees with respect to any Managed Accounts. IFS agrees to defend, indemnify and hold Hospital, and its agents and employees harmless from and against any and all claims, counterclaims, liabilities, losses, damages, court costs, attorneys’ fees and other expenses arising out of the failure of IFS to perform its Services for the Managed Accounts in conformity with applicable laws and regulations.

6.2	Force Majeure. Neither party shall be deemed to be in default pursuant to this Agreement so long as its failure to perform any of its obligations hereunder is occasioned solely by fire, labor disturbance, acts of civil or military authorities, acts of God, acts of terrorism, or any similar cause beyond such party’s control.

6.3	Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be sufficiently given when delivered to the address and person identified on the signature page hereto or to such other addresses or persons as may be specified from time to time in writing.

6.4	Choice of Law. This Agreement shall, for all purposes, be construed and enforced in accordance with the internal laws of the State of Colorado, not including its choice of laws provisions. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, which the parties fail to resolve by agreement, shall be settled by binding arbitration in the State of Colorado in accordance with the commercial arbitration rules of the American Arbitration Association, applying the laws of the State of Colorado as provided in this paragraph.

6.5	Amendment and Waiver. This Agreement may not be amended or any provision waived except in a writing signed by both parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written by their respective authorized officials.

IFS:	HOSPITAL:

Integrated Financial Systems, Inc.	Eastern Health Systems, Inc.

/s/ John C. Herbers	/s/ Robert C. Chapman

Name: John C. Herbers	Name: Robert C. Chapman

Title: CEO	Title: President and CEO

Address:
7807 East Peakview Avenue, Suite 300
Greenwood Village, Colorado 80111

Exhibit A – Administrative Billing Services Statement of Work

Primary Sponsor of Program:	Steve Ferris, Adm. Dir. Of Patient Financial Services
Secondary Sponsors:	Donna Ellenburg, Business Office Manager
Tavie Bender, Access Service Mgr
Sheila Landers, Customer Service
Tina McClaran, Manager of Patient Accounts

1.	Aging – All Managed Accounts will be serviced with monthly statements, phone attempts, and letters by IFS for a period of 90 days.
2.	Delinquency – Any Managed Account that has missed a payment date but is still being serviced by IFS.
3.	Default – Any Managed Account that has been delinquent for a period of 90 days will be returned to the Hospital for processing.
4.	Disputes – Any disputed accounts will be flagged as such and returned to Hospital immediately upon identification. This includes accounts where the Registered Patient has refused payment, filed for bankruptcy, denied the provision of services, or sought governmental financial assistance.
5.	Discounts - At POS or if account is paid with 3 payments within 90 days, a 50% discount is offered.
a.	Once the account is sent to IFS, the patient has another 30 days to take advantage of the 50% discount, if the payment is made in full.
i.	After 90 days the patient has 25% discount.
ii.	Following 90 days, the discount goes to 10%.
6.	Charity – The client requests electronic interface with indigent/charity care. They would like daily referrals along with credit scores run on all candidates.
7.	Remittance – Funds will be remitted no later than the fourth Friday of every month and will be transferred electronically as requested by Hospital to the banking numbers as they are provided to IFS for EFT functions.

Exhibit B — File Data Specifications

Integrated Financial Systems requires three daily extracts from your systems.

•	Extract One contains data for accounts that are being transferred to IFS for handling.
•	Extract Three contains payments, adjustments, charges or refunds made to patient accounts in the previous 24-hour period for accounts assigned to IFS. Any transaction that occurs after the final bill has been compiled that modifies account balances must be included in this file extract.

IFS would like to establish the submission of the extract files on a daily schedule, with the files transmitted to us via a secure FTP site. Either the files can be uploaded to our secure FTP site, or we can download the files from your secure FTP site. IFS is pleased to implement the transfer method that you prefer.

The files should be in a flat-file, comma-delimited format. Alphanumeric fields should be delimited by double-quotes (“). Please include validations in your extract code to check for double-quotes included within a field value.

The format for each file is detailed on the following pages. If you are not able to provide the files in the requested format, please contact Christopher Smith at 303.200.4222 to discuss alternatives.

Frequently Asked Questions:

•	Is a fixed-width, flat-file format acceptable?
Yes. We can work with you to develop a fixed-width file specification. We have suggested a comma-delimited format to provide you with flexibility regarding the width of fields.

•	Is the ordering of data fields important? Yes. Our systems are setup to process the data based upon the field order in the specification.

•	Can other file formats be processed? No. At this time, our systems cannot process alternative file structures.

•	When do we have to the extracts available?
A formal “go-live” date will be established for this project and communicated to you as soon as possible. We would appreciate having the initial test files no later than 10 business days from the initial meeting to review the file extracts. Your hospital cannot fully utilize the system until the extract data transfer is in place and validated. Therefore, implementing this transfer process is the critical path of the implementation project timeline.

Exhibit C — Fees

Administrative Billing and Payment Acceptance Fees

1.	7.5% of all payments received by IFS on account of Managed Accounts.